FOR IMMEDIATE RELEASE                     For further information, call:
                                          Sam Waltz, APR
March 29, 2001                            Sam Waltz & Associates
                                          Public Relations Counsel
                                          (302) 777-4774

                                          Patrick J. Bagley
                                          Vice President-Finance and Treasurer
                                          Matlack Systems, Inc.
                                          (302) 426-2930

                       MATLACK SYSTEMS, INC. FILES CHAPTER 11
                             PAVES WAY FOR RESTRUCTURING

Wilmington, Delaware - Matlack Systems, Inc. (OTCBB Symbol: MLKI), one of the nation's largest tank transporters for the chemical industry, today filed a petition in Delaware seeking protection under Chapter 11 of the Federal Bankruptcy Code.

Management also reported that its bank lenders are supporting the business through the Chapter 11 process by allowing the Company to use the lenders' cash collateral while debtor in possession financing is negotiated.

"Our customers should know that they can continue to rely on us for the same high standards of service and safety, and our employees should know that we will continue to do what's best for the Company and for them." said President and CEO, Michael Kinnard. "Also, our suppliers need to know that they can continue to look to us in the future as a supportive revenue source for their business operations."

"Many of our customers have told us that they need Matlack to remain a vital and viable component of this industry," Kinnard added. "Their willingness to continue to support our Company is a source of great encouragement to us. Matlack is a key player in this industry and getting its operations in line with current economic and industry trends is essential, not only to us, but also to the industry. Recent trends have been both volatile and challenging, as the chemical industry has felt the constraints of a shrinking economy. Any company that wants to remain viable for the sake of customers, employees, and other stakeholders needs to be flexible enough to adapt to rapid changes in the economy. That is what we are doing."

Matlack currently has 53 fleet terminals operating throughout the country, with about 1,500 employees the majority of which are terminal employees, mechanics, drivers, account managers and customer service representatives, who tend to the needs of our customers.

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties, which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.
                                      *   *   *
Matlack Systems, Inc. is a specialized transportation company serving the chemical industry with facilities throughout North America.